Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Hepion Pharmaceuticals, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Hepion Pharmaceuticals, Inc.
effective at the opening of the trading session on August 1, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 18, 2025.
On March 25, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 15, 2025 Staff issued
an Additional Staff Delist Determination Letter because the
Company was in violation of Listing Rule 5100.
On April 29, 2025, the hearing was
held. On May 7, 2025 the Panel reached a decision and a Decision letter was issued on May 9, 2025.
On that same day, the Company was informed that its common stock would be suspended from being listed on the Exchange.
The Company common stock was suspended on May 13, 2025.
The Staff determination to delist the Company security became final on June 23, 2025.